Exhibit 5.1

[Otteson Shapiro LLP Letterhead]

May 23, 2025

Community West Bancshares
7100 North Financial Drive, Suite 101
Fresno, California 93720

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Community West Bancshares, a California corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of up to 500,000 shares (the “Shares”) of voting common stock, no par value per share (the “Common Stock”) pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on May 23, 2025, which Shares may be issued from time to time in accordance with the terms of the Community West Bancshares 2025 Omnibus Incentive Plan (the “Plan”).

In connection with the filing of the Registration Statement, we, as your counsel, have examined and relied on or are generally familiar with originals or copies, certified or otherwise identified to our satisfaction, such documents, corporate records, certificates and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In such examination and in rendering the opinion set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Our opinion set forth below is limited to the matters governed by the federal laws of the United States and the California General Corporation Law and we do not express any opinion with respect to the law of any other jurisdiction.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Share relates, will be validly issued, fully paid and non-assessable.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the Plan and the applicable award agreement or form of instrument evidencing purchase rights thereunder.

This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Exhibit 5.1

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Otteson Shapiro LLP Otteson Shapiro LLP